Exhibit 21.1

Aris Water Solutions, Inc.(1)

List of Subsidiaries

Name	Jurisdiction of Organization
829 Martin County Pipeline, LLC	Texas
Clean H2O Technologies, LLC	Delaware
Solaris Midstream DB-NM, LLC	Delaware
Solaris Midstream DB-TX, LLC	Delaware
Solaris Midstream Holdings, LLC	Delaware
Solaris Midstream MB, LLC	Delaware
Solaris Services Holdings, LLC	Delaware
Solaris Water Midstream, LLC	Delaware
Solaris Water Midstream Services, LLC	Delaware

(1)	Following the completion of the corporate reorganization described in the prospectus that forms a part of this registration statement.